                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 10)*

                             US Airways Group, Inc.
                                (Name of Issuer)

                                  Common Stock
                 (Upon conversion of Series H Senior Cumulative
                          Convertible Preferred Stock)

                         (Title of Class of Securities)

                                  911905 10 7
                                 (CUSIP Number)

                                Marc D. Hamburg
                            Berkshire Hathaway Inc.
                   1440 Kiewit Plaza, Omaha, Nebraska  68131
                                 (402) 346-1400
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                August 22, 1997
                         (Date of Event which Requires
                           Filing of this Statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 39 Pages)

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D                PAGE 2 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warren E. Buffett

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States citizen

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY 358,000 shares Series H Senior Cumulative Convertible Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          358,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      358,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      10.34%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D                PAGE 3 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Berkshire Hathaway Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY 358,000 shares Series H Senior Cumulative Convertible Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          358,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      358,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      10.34%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D                PAGE 4 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Indemnity Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC, AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Nebraska corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY 256,000 shares Series H Senior Cumulative Convertible Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          256,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      256,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.22%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D                PAGE 5 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Fire and Marine Insurance Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Nebraska corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             3,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          3,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .09%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D                PAGE 6 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Redwood Fire and Casualty Insurance Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Nebraska corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             3,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          3,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .09%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D                PAGE 7 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cypress Insurance Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             2,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          2,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .06%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D                PAGE 8 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Columbia Insurance Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Nebraska corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             73,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          73,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      73,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      2.11%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D                PAGE 9 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Liability & Fire Insurance Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Illinois corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             2,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          2,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .06%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D               PAGE 10 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Blue Chip Stamps

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             12,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          12,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      12,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .35%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D               PAGE 11 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wesco Financial Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             12,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          12,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      12,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .35%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D               PAGE 12 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wesco Holdings Midwest, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             12,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          12,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      12,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .35%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D               PAGE 13 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wesco-Financial Insurance Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Nebraska corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             12,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          12,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      12,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .35%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D               PAGE 14 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nebraska Furniture Mart, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Nebraska corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             5,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          5,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .14%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D               PAGE 15 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Fechheimer Bros. Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             5,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          5,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .14%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 911905 10 7                 13D               PAGE 16 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak River Insurance Company
      (successor to Kansas Fire and Casulty Company)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC, AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Nebraska corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             3,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          3,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .09%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 911905 10 7                 13D                PAGE 17 OF 39 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Indemnity Company of Mid America

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC, AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
 5    ITEMS 2(d) or (e)                                                    [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Minnesota corporation

------------------------------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     7    REPORTING PERSON WITH SOLE VOTING POWER
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
   BENEFICIALLY      8    REPORTING PERSON WITH SHARED VOTING POWER

     OWNED BY             3,000 shares Series H Senior Cumulative Convertible
                          Preferred Stock

                   -----------------------------------------------------------
       EACH               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
                     9    REPORTING PERSON WITH SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
       WITH         10    REPORTING PERSON WITH SHARED DISPOSITIVE POWER

                          3,000 shares Series H Senior Cumulative
                          Convertible Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,000 shares Series H Senior Cumulative Convertible Preferred Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .09%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC

------------------------------------------------------------------------------

CUSIP No. 911905 10 7                                              Page 18 of 39


     This amendment is filed merely to reflect a correction made by US Airways Group, Inc. ("USAir") to the Certificate of Designation creating the Series H Senior Cumulative Convertible Preferred Stock acquired by Berkshire Hathaway Inc. affiliates as previously reported in the amendment to this Schedule 13D filed by the undersigned on August 19, 1997. Items 4, 5, 6 and 7 of the Schedule 13D previously filed by the undersigned with respect to the common stock of USAir are hereby amended to add the following:


ITEM 4.   PURPOSE OF TRANSACTION.

     On August 22, 1997, USAir filed a Corrected Certificate of Designation (the "Corrected Certificate") with respect to the Series H Senior Cumulative Convertible Preferred Stock (the "Series H Preferred Stock") issued on August 15, 1997 to certain affiliates (the "Holders") of Berkshire Hathaway Inc. ("Berkshire") in exchange for the Holders' shares of Series A Cumulative Convertible Preferred Stock.

     The Corrected Certificate provides that the formula for determining the conversion rate and number of votes to which the Series H preferred stock is entitled as follows:

     (a) CONVERSION RATE. The Corrected Certificate provides that each share of Series H Preferred Stock is convertible into 25.8099 shares of USAir common stock, subject to certain anti-dilution adjustments. The aggregate number of USAir common shares into which the Series H Preferred Stock may be converted is currently 9,239,944 shares. Under the original Series H Certificate of Designation (the "Original Certificate"), each share of Series H Preferred Stock was convertible into 26 shares of USAir common stock, determined by dividing 9,239,944 by 358,000 and rounding to the nearest share, subject to certain anti-dilution adjustments. The aggregate number of USAir common shares into which the Series H Preferred Stock could have been converted under the Original Certificate was 9,308,000 shares.

     (b) VOTING RIGHTS. The Series H Preferred Stock is entitled to voting rights equal to the number of shares into which the Series H Preferred Stock may be converted. Therefore, the Holders were entitled to 9,308,000 votes under the Original Certificate and are currently entitled to 9,239,944 votes under the Corrected Certificate, subject to certain anti-dilution adjustments.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

     As discussed above in Item 4, the Corrected Certificate provides for the number of shares of USAir common stock that would be held by the undersigned upon conversion of the Series H Preferred Stock and the total votes to which the Series H Preferred Stock is entitled. These provisions are detailed in the table below. Percentages in the following table are based upon the number of securities outstanding as disclosed in USAir's quarterly report on Form 10-Q for the quarter ended June 30, 1997. The following table assumes that all shares of Series H Preferred Stock were converted to USAir common stock and that no shares of USAir's Series B Cumulative Convertible Preferred Stock have been so converted.

CUSIP No. 911905 10 7                                              Page 19 of 39



                                 Shares of                        Percentage
                                 Series H         Shares of     of Common and
    Name                      Preferred Stock   Common Stock     Voting Stock
    ----                      ---------------   -------------   --------------

National Indemnity Co.                250,000      6,452,475             7.22%
Columbia Insurance Co.                 73,000      1,884,122             2.11
Cypress Insurance Co.                   2,000         51,619              .06
National Liability &
  Fire Insurance Co.                    2,000         51,619              .06
Wesco-Financial
  Insurance Co.                        12,000        309,718              .35
The Fechheimer Bros.
  Company                               5,000        129,049              .14
Redwood Fire & Casualty
  Insurance Co.                         3,000         77,429              .09
Nebraska Furniture Mart,
  Inc.                                  5,000        129,049              .14
National Indemnity
  Company of Mid-America                3,000         77,429              .09
Oak River Insurance Co.                 3,000         77,429              .09
                                      -------      ---------          -------
                                      358,000      9,239,944*           10.34%*

* The numbers for the individual companies do not add to the total due to rounding in calculation.

     Warren E. Buffett, Chairman of the Board of Berkshire, may be deemed to control Berkshire, which controls each of the Holders identified in the above table. Both Mr. Buffett and Berkshire thus may be considered to have beneficial ownership of the entire 358,000 shares of Series H Preferred Stock shown. Wesco-Financial Insurance Company, Oak River Insurance Company and Redwood Fire and Casualty Insurance Company, each of which is identified on the cover pages and previously in Item 2 of this Schedule 13D, are indirect subsidiaries of Berkshire, which controls each of the intervening companies--Blue Chip Stamps, Wesco Financial Corporation and Wesco Holdings Midwest, Inc. (in the case of Wesco-Financial Insurance Company); National Indemnity Company (in the case of Oak River Insurance Company and National Indemnity Company of Mid-America); and National Fire and Marine Insurance Company (in the case of Redwood Fire and Casualty Insurance Company). Each of these intervening companies is identified on the cover pages of this Schedule 13D and in Item 2 of prior versions of this
Schedule 13D, whether or not it is a record holder of Series H Preferred Stock.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     As described above in Item 4, the Corrected Certificate provides for various rights and restrictions with respect to USAir's securities.


ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

     (a) The Corrected Certificate of Designation for the Series H Senior Cumulative Convertible Preferred Stock of US Airways Group, Inc. is attached as Exhibit A to this Schedule.

CUSIP No. 911905 10 7                                              Page 20 of 39


                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of each, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.

Dated this 22nd day of August, 1997.



/s/ Warren E. Buffett
    Warren E. Buffett


BERKSHIRE HATHAWAY INC.             NATIONAL INDEMNITY COMPANY



By /s/ Warren E. Buffett          By /s/ Warren E. Buffett
       Warren E. Buffett                 Warren E. Buffett
       Chairman of the Board             Chairman of the Board

NATIONAL FIRE AND MARINE             COLUMBIA INSURANCE COMPANY
 INSURANCE COMPANY



By /s/ Warren E. Buffett          By /s/ Warren E. Buffett
       Warren E. Buffett                 Warren E. Buffett
       Chairman of the Board             Chairman of the Board

WESCO HOLDINGS MIDWEST              THE FECHHEIMER BROTHERS COMPANY



By /s/ Warren E. Buffett          By /s/ Warren E. Buffett
       Warren E. Buffett                 Warren E. Buffett
       President                         Director

NATIONAL LIABILITY & FIRE INSURANCE COMPANY, NEBRASKA FURNITURE MART, INC., REDWOOD FIRE AND CASUALTY INSURANCE COMPANY, NATIONAL INDEMNITY COMPANY OF MID-AMERICA, OAK RIVER INSURANCE COMPANY, CYPRESS INSURANCE COMPANY, WESCO FINANCIAL CORPORATION, BLUE CHIP STAMPS AND WESCO-FINANCIAL INSURANCE COMPANY


By /s/ Warren E. Buffett
       Warren E. Buffett
       Attorney-in-Fact